EXHIBIT 12


                  FARMLAND INDUSTRIES, INC. AND SUBSIDIARIES

              COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

                                                                                                        Three Months
                                                        Year Ended August 31                         Ended November 30
                                                        --------------------                         ------------------
                                        1995        1996         1997        1998        1999         1998         1999
                                        ----        ----         ----        ----        ----         ----         ----
                                                               (Amounts in Thousands)
Earnings:
     Pretax Income.................. $ 197,641    $155,754    $  163,672   $  55,025    $  5,822    $  (6,765)  $  (33,564)

     Minority Interest in Income of
         Consolidated Subsidiary         9,793       7,604        10,586       8,346    $ 17,727    $   2,296   $    6,131

     Equity Interest in Loss
         (Income) of Investees (A)..      (623)        574          (868)    (56,531)    (65,510)     (10,318)      (1,077)

     Distributions from
         Investees (A)..............        -0-         -0-            5      57,620      59,715        4,798        7,619

     Total Fixed Charges (excluding
         interest capitalized)......    68,271      76,658        79,247      94,960     113,611       25,110       31,534
                                      --------    --------     ---------   ----------   --------    ---------   ----------

Total Earnings......................  $275,082    $240,369    $  250,740   $ 158,079    $131,365    $  15,121   $   10,643
                                      ========    ========    ==========   =========    ========    =========   ==========


Fixed Charges:
     Interest (including amounts
         capitalized and
         amortization of
         debt issuance costs).......  $ 55,497    $ 65,361    $   68,099   $  79,421    $ 93,686    $  22,441   $   26,637

     Estimated Interest Component
         of Rentals.................    13,494      12,926        15,127      19,483      19,925        4,181        4,836
                                      --------     -------    ----------    --------    --------    ---------   ----------


Total Fixed Charges.................  $ 68,991    $ 78,287    $   83,226      98,904     113,611       26,622       31,473
                                      =========   =========   ===========  ==========   =========   ==========  ===========

Ratio of Earnings to Fixed Charges..    4.0          3.0         3.0          1.6         1.2          0.6          0.3



(A) Through 1997, equity interest and distributions shown represent less-than-50%-owned Investees. Beginning with 1998, equity interest and distributions shown represent 50%-owned and less-than-50%-owned Investees.